Exhibit 99.1

NEWS RELEASE

H. Patrick Dee	Christopher C. Spencer
Chief Operating Officer	Chief Financial Officer
(505) 241-7102	(505) 241-7154

FIRST STATE POSTS 14% LOAN GROWTH
AND 13% DEPOSIT GROWTH

     Albuquerque, NM—July 19, 2004—First State Bancorporation (“First State”) (NASDAQ:FSNM) today announced second quarter 2004 earnings of $3.3 million or $0.43 per diluted share compared to $3.7 million or $0.49 per diluted share for the second quarter of 2003. For the six months ended June 30, 2004, net income was $6.9 million or $0.89 per diluted share compared to $7.2 million or $0.95 per diluted share for the six months ended June 30, 2003.

     “Our loan growth of 14% over last year, coupled with 13% deposit growth for the same period, reflects the strength of our core business development effort,” commented Michael R. Stanford, President and Chief Executive Officer. “The recent relocation of three of our Colorado branches and the addition of a new Santa Fe branch has positioned us well for future growth,” continued Stanford.

     “Sustained growth in our loans and deposits is the key to future improvements in our profitability,” commented Stanford. “We believe that the recent and possible future activity in bank mergers and acquisitions should provide us opportunities to increase our market share in the years ahead, similar to the recent past,” continued Stanford.

     At June 30, 2004, total assets increased $247 million, loans increased $159 million, investment securities increased $66 million, and deposits increased $142 million over June 30, 2003. First State’s total assets increased 17% from $1.452 billion at June 30, 2003, to $1.699 billion at June 30, 2004. Loans increased 14% from $1.097 billion at June 30, 2003, to $1.256 billion at June 30, 2004. Investment securities increased 32% from $208 million at June 30, 2003, to $274 million at June 30, 2004. Total deposits grew 13% from $1.130 billion at June 30, 2003, to $1.272 billion at June 30, 2004. Non-interest bearing deposits grew to $268 million at June 30, 2004, from $217 million at June 30, 2003, while interest bearing deposits grew to $1.004 billion at June 30, 2004 from $913 million at June 30, 2003.

     Net interest income before provision for loan losses was $16.5 million for the second quarter of 2004 compared to $15.0 million for the second quarter of 2003. For the six months ended June 30, 2004 and 2003, net interest income before provision for loan losses was $33.2 million and $29.2 million, respectively. First State’s net interest margin was 4.39% and 4.66% for the second quarter of 2004 and 2003, respectively. The net interest margin was 4.43% and 4.61% for the six months ended June 30, 2004 and 2003, respectively. The compression in the net interest margin is due to the residual impact of the past interest rate cuts made by the Federal Reserve Bank and First State’s asset sensitive position. Management believes that further decreases in the net interest margin will be minimized by the recent Federal Reserve Bank rate increase and additional increases by the Federal Reserve Bank in the second half of 2004 could result in an increase in the net interest margin.

FSNM – Second Quarter Results
July 19, 2004
Page Two

     First State’s provision for loan losses was $830,000 for the second quarter of 2004, compared to $1.3 million for the same quarter of 2003. First State’s allowance for loan losses was 1.15% and 1.17% of total loans at June 30, 2004 and 2003, respectively. The provision for loan losses for the six months ended June 30, 2004 was $2.3 million compared to $2.3 million for the six months ended June 30, 2003. The ratio of allowance for loan losses to non-performing loans was 171% at June 30, 2004 compared to 130% at June 30, 2003. Non-performing assets equaled 0.58% of total assets at June 30, 2004 compared to 0.72% at June 30, 2003.

     “Our asset quality trends continue to show improvement, as our non-performing assets dropped by over $300,000, following the substantial improvement recorded in the first quarter,” stated H. Patrick Dee, Executive Vice President and Chief Operating Officer. “Our net chargeoffs, at 0.13% of average loans on an annualized basis, were much lower in the second quarter compared to the first,” continued Dee.

     Non-interest income for the second quarter of 2004 was $3.5 million, compared to $4.0 million for the second quarter of 2003, a decrease of 13%. Non-interest income for the six months ended June 30, 2004 was $7.0 million, compared to $7.6 million for the six months ended June 30, 2003. The gain on sales of mortgage loans decreased $627,000 compared to the second quarter of 2003 and $980,000 compared to the first six months of 2003. Other banking service fees decreased $100,000 over the second quarter of 2003 and $205,000 over the first six months of 2003. Credit and debit card transaction fees increased approximately $206,000 over the second quarter of 2003, and approximately $201,000 over the first six months of 2003. In addition, non-interest income for the first six months of 2004 includes the gain on sale of securities of $236,000 during the first quarter of 2004 as First State repositioned a portion of the investment securities portfolio.

     Non-interest expenses were $13.9 million and $11.7 million for the quarters ended June 30, 2004 and 2003, respectively and represent an increase of $2.2 million or 19%. Salaries and employee benefits increased $406,000, occupancy increased $524,000, equipment related expenses increased $202,000, and other non-interest expenses increased $630,000 over the second quarter of 2003. Other non-interest expenses in the second quarter 2004 include a loss of $215,000 from a robbery, $98,000 from restructuring the bank’s mortgage operation, and $47,000 from the write-off of abandoned lockbox software. Non-interest expenses for the six months ended June 30, 2004 were $27.0 million compared to $22.8 million for the six months ended June 30, 2003. Salaries and employee benefits increased $872,000, occupancy increased $1.0 million, equipment related expenses increased $377,000, and other non-interest expenses increased $679,000 over the first six months of 2003. In addition, the six months ended 2004 includes the sale of 194 mortgage loans with a carrying value of approximately $38.5 million obtained in the acquisition of First Community in 2002 to unrelated third parties which resulted in a loss on sale of loans of $435,000 during the first quarter of 2004.

     In conjunction with its second quarter earnings release, First State will host a conference call to discuss these results, which will be simulcast over the Internet on Monday, July 19, 2004 at 5:00 p.m. Eastern Time. To listen to the call and view the slide presentation, visit www.fsbnm.com, Investor Relations. The conference call will be available for replay beginning July 19, 2004 through July 30, 2004 at www.fsbnm.com, Investor Relations.

     On Friday, July 16, 2004, First State’s Board of Directors declared a quarterly dividend of $0.12 per share. The dividend will be payable September 8, 2004 to shareholders of record on August 11, 2004.

     First State Bancorporation is a New Mexico based commercial bank holding company (NASDAQ:FSNM). First State provides services to customers from a total of 31 branches located in New Mexico, Colorado, and Utah. On Friday, July 16, 2004, First State’s stock closed at $29.50 per share.

FSNM — Second Quarter Results
July 19, 2004
Page Three

SELECTED FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)
(unaudited)

     INCOME STATEMENT HIGHLIGHTS

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Interest income	$22,218	$20,721	$44,564	$40,728
Interest expense	5,699	5,690	11,400	11,558

Net interest income before provision for loan losses	16,519	15,031	33,164	29,170
Provision for loan losses	830	1,271	2,270	2,318

Net interest income after provision for loan losses	15,689	13,760	30,894	26,852
Non-interest income	3,495	4,000	6,981	7,565
Non-interest expense	13,919	11,714	26,991	22,826

Income before income taxes	5,265	6,046	10,884	11,591
Income tax expense	1,944	2,315	3,989	4,394

Net income	$3,321	$3,731	$6,895	$7,197

Basic earnings per share	$0.43	$0.50	$0.90	$0.97
Diluted earnings per share	$0.43	$0.49	$0.89	$0.95
Weighted average basic shares outstanding	7,651,873	7,423,589	7,643,360	7,402,045
Weighted average diluted shares outstanding	7,714,372	7,565,276	7,708,959	7,552,912

BALANCE SHEET HIGHLIGHTS:

	June 30, 2004	December 31, 2003	June 30, 2003
Total assets	$1,699,043	$1,646,739	$1,451,964
Loans receivable, net	1,255,557	1,217,364	1,096,830
Investment securities	273,960	235,120	208,054
Deposits	1,272,351	1,195,875	1,130,473
Borrowings	233,358	249,322	141,262
Stockholders’ equity	$135,858	$132,441	$125,752
Book value per share	$17.77	$17.42	$16.84
Tangible book value per share	$12.02	$11.63	$10.94

FINANCIAL RATIOS:

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Return on average assets	0.80%	1.05%	0.84%	1.03%
Return on average equity	9.76%	12.03%	10.19%	11.84%
Efficiency ratio	69.55%	61.55%	67.23%	62.14%
Operating expenses to average assets	3.36%	3.30%	3.29%	3.27%
Net interest margin	4.39%	4.66%	4.43%	4.61%
Average equity to average assets	8.22%	8.73%	8.24%	8.71%
Leverage ratio	7.84%	8.03%	7.84%	8.03%
Total risk based capital ratio	10.46%	11.47%	10.46%	11.47%

NON-INTEREST INCOME:

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Service charges on deposit accounts	$1,111	$1,141	$2,185	$2,085
Other banking service fees	196	296	379	584
Credit and debit card transaction fees	1,188	982	2,157	1,956
Gain on sale or call of investment securities	—	8	236	33
Gain on sale of mortgage loans	529	1,156	1,095	2,075
Check imprint income	143	135	279	270
Other	328	282	650	562

	$3,495	$4,000	$6,981	$7,565

FSNM — Second Quarter Results
July 19, 2004
Page Four

NON-INTEREST EXPENSE:

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Salaries and employee benefits	$5,728	$5,322	$11,341	$10,469
Occupancy	1,968	1,444	3,783	2,762
Data processing	720	570	1,397	1,115
Credit and debit card interchange	522	388	928	810
Equipment	1,075	873	2,107	1,730
Legal, accounting, and consulting	309	315	639	599
Marketing	656	567	1,208	929
Telephone	337	389	624	695
Supplies	219	192	413	400
Delivery	253	257	503	504
Other real estate owned	147	55	257	155
Check imprint expense	142	129	272	253
Loss on sale of loans	—	—	435	—
Other	1,843	1,213	3,084	2,405

	$13,919	$11,714	$26,991	$22,826

AVERAGE BALANCES:

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Assets	$1,664,888	$1,424,166	$1,651,752	$1,408,155
Earning assets	1,514,408	1,292,879	1,505,981	1,276,993
Loans	1,256,389	1,081,058	1,253,880	1,052,935
Investment securities	252,273	200,574	245,914	199,062
Deposits	1,270,136	1,123,267	1,238,539	1,109,187
Equity	136,803	124,381	136,096	122,599

LOANS:

	June 30, 2004		December 31, 2003		June 30, 2003
Commercial	$171,879	13.5%	$160,261	13.0%	$118,420	10.7%
Real estate — commercial	618,369	48.7%	577,835	46.9%	515,038	46.4%
Real estate — one- to four-family	293,957	23.1%	338,272	27.5%	330,059	29.7%
Real estate — construction	147,296	11.6%	116,725	9.5%	99,751	9.0%
Consumer and other	29,715	2.4%	30,736	2.5%	32,490	2.9%
Mortgage loans available for sale	8,896	0.7%	7,656	0.6%	14,057	1.3%

Total	$1,270,112	100.0%	$1,231,485	100.0%	$1,109,815	100.0%

DEPOSITS:

	June 30, 2004		December 31, 2003		June 30, 2003
Non-interest bearing	$267,711	21.0%	$269,569	22.5%	$216,951	19.2%
Interest bearing demand	236,942	18.6%	199,792	16.7%	208,578	18.4%
Money market savings accounts	171,670	13.5%	157,887	13.2%	131,125	11.6%
Regular savings	67,754	5.3%	62,981	5.3%	58,636	5.2%
Certificates of deposit less than $100,000	231,129	18.2%	238,390	19.9%	273,973	24.3%
Certificates of deposit greater than $100,000	297,145	23.4%	267,256	22.4%	241,210	21.3%

Total	$1,272,351	100.0%	$1,195,875	100.0%	$1,130,473	100.0%

ALLOWANCE FOR LOAN LOSSES:

	June 30, 2004	December 31, 2003	June 30, 2003
Balance beginning of period	$14,121	$11,838	$11,838
Provision for loan losses	2,270	5,543	2,318
Net charge-offs	(1,836)	(3,260)	(1,171)

Balance end of period	$14,555	$14,121	$12,985

Allowance for loan losses to total loans	1.15%	1.15%	1.17%
Allowance for loan losses to non-performing loans	171%	113%	130%

FSNM — Second Quarter Results
July 19, 2004
Page Five

NON-PERFORMING ASSETS:

	June 30, 2004	December 31, 2003	June 30, 2003
Accruing loans - 90 days past due	$9	$13	$24
Non-accrual loans	8,478	12,515	10,001

Total non-performing loans	8,487	12,528	10,025
Other real estate owned	1,323	1,557	373

Total non-performing assets	$9,810	$14,085	$10,398

Total non-performing assets to total assets	0.58%	0.86%	0.72%

     This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “approximately,” “intend,” “plan,” “estimate,” or “anticipate” or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statement. Some factors include fluctuations in interest rates, inflation, government regulations, loss of key personnel, faster or slower than anticipated growth, economic conditions, competition’s responses to the Company’s marketing strategy, and competition in the geographic and business areas in which we conduct our operations. Other factors are described in First State’s filings with the Securities and Exchange Commission. First State is under no obligation to update any forward-looking statements.

     First State’s news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State’s website at www.fsbnm.com.